Exhibit 10.2
PERFORMANCE SHARE UNIT AGREEMENT
Pursuant to the
CONSTELLATION BRANDS, INC.
LONG-TERM STOCK INCENTIVE PLAN

Name of Participant:
Grant Date:
Target Number of Performance Share Units:
Service Vesting Date:
Earliest Retirement Date:	The first November 1st that is at least six months following the Date of Grant
PSU Payment Period	Within the two-week period following the Service Vesting Date

Constellation Brands, Inc. (the “Company”) hereby awards to the designated participant (the “Participant”), the opportunity to receive the Performance Share Units described herein under the Company's Long-Term Stock Incentive Plan, Amended and Restated as of July 18, 2017 (the “Plan”). The principal features of this Award are set forth above, including the date of grant of the Performance Share Units (the “Grant Date”). This Award shall be effective on the Grant Date. The Performance Share Units consist of the right to receive shares of Class A Common Stock, par value $.01 per share, of the Company (“Shares”). Generally, the Participant will not receive any Performance Share Units unless specified service and performance requirements are satisfied. This Performance Share Unit Agreement is subject to the provisions of the Terms and Conditions of Performance Share Unit Agreement and the Appendix, if any (together, this “Agreement”) and terms of the Plan.

PLEASE BE SURE TO READ ALL OF THE SPECIFIC TERMS AND CONDITIONS OF THIS AGREEMENT. TO THE EXTENT ANY CAPITALIZED TERMS USED IN THE TERMS AND CONDITIONS ARE NOT DEFINED HEREIN, THEY WILL HAVE THE MEANING ASCRIBED TO THEM IN THE PLAN.

BY MY ELECTRONIC ELECTION TO ACCEPT THE TERMS AND CONDITIONS OF THIS AWARD OF PERFORMANCE SHARE UNITS (WHICH SERVES AS MY ELECTRONIC SIGNATURE OF THIS AGREEMENT), I AGREE THAT MY PARTICIPATION IN THE PLAN IS GOVERNED BY THE PROVISIONS OF THE PLAN AND THIS AGREEMENT (INCLUDING ITS TERMS AND CONDITIONS AND THE APPENDIX, IF ANY, FOR MY COUNTRY OF RESIDENCE OR EMPLOYMENT, IF DIFFERENT). IF I FAIL TO ACCEPT THE TERMS AND CONDITIONS OF THIS AWARD WITHIN NINETY (90) DAYS OF THE GRANT DATE SET FORTH ABOVE, THE COMPANY MAY DETERMINE THAT THIS AWARD HAS BEEN FORFEITED.

TERMS AND CONDITIONS OF PERFORMANCE SHARE UNIT AGREEMENT

1.    Award. The Company hereby grants to the Participant under the Plan as a separate incentive and not in lieu of any salary or other compensation for his or her services the opportunity to receive Performance Share Units as of the Grant Date specified above, subject to all of the terms and conditions in this Agreement and the Plan. Generally, the Participant will not receive any Performance Share Units unless the specified service and performance requirements set forth herein are satisfied.

2.    Vesting in Performance Share Units. Any Performance Share Units that do not vest in accordance with this Section shall be forfeited and shall not be paid.

(a)    Performance and service vesting requirements. Except as otherwise provided under this Agreement, both performance and service vesting requirements must be satisfied before the Participant can earn Performance Share Units under this Agreement. With certain exceptions noted below, the Participant will vest in his/her right to receive Performance Share Units under this Agreement if the Participant remains in Continuous Service with the Company, any of its Subsidiaries, or any other entity which is a Related Entity (the “Employer”) until the Service Vesting Date (as set forth on the first page of this Agreement) and the Company achieves the performance targets specified in Schedule A. The Participant ceases to be employed with the Employer on the date that the entity employing the Participant ceases to be a Subsidiary or an entity which is a Related Entity. For participants based outside of the United States, the Participant ceases to be employed by the Employer on the later of (i) the date that is the last day of any statutory notice of termination period applicable to the Participant pursuant to applicable employment standards legislation (but only if the Participant is entitled to such a notice under applicable employment standards legislation) or (ii) the date that is designated by the Employer as the last date of the Participant's employment with the Employer, and the date the Participant's ceases to be employed by the Employer specifically does not mean the date on which any period of reasonable notice that the Employer may be required at law to provide to the Participant expires. If the Participant remains in Continuous Service with the Employer until the Service Vesting Date, the Participant shall vest in his/her right to receive a number of Performance Share Units based on the performance matrix set forth in Schedule A. Schedule A sets forth how the number of the Participant's vested Performance Share Units is calculated.

(b)    Death or Disability. If the Participant dies or incurs a PSU Disability (as defined below) while employed by the Employer prior to the Service Vesting Date, the Participant shall vest in a number of Performance Share Units equal to the number of the Participant's Target Number of Performance Share Units, provided that such Performance Share Units were not previously forfeited. A “PSU Disability” means a disability as defined under Treasury regulation section 1.409A-3(i)(4)(i)(A) which generally means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. Any Performance Share Units that do not vest under this provision shall be forfeited upon the Participant's death or PSU Disability.
(c)    Retirement. If the Participant ceases to be in Continuous Service with the Employer prior to the Service Vesting Date as a result of the Participant's Retirement at any time on or after the Earliest Retirement Date (as set forth on the first page of this Agreement), the Participant shall be deemed to have met the service vesting requirements under this Agreement and shall be eligible to receive the full number of Performance Share Units to which the Participant would be entitled based on actual performance during the Valuation Period as described in the performance matrix set forth in Schedule A. For purposes of this Agreement:

(i)    “Retirement” means the Participant ceases to be employed by the Employer for any reason other than Cause, death or disability (including but not limited to a PSU Disability) on or after the date the Participant attains Retirement Eligibility with respect to this Award;

(ii)    “Retirement Eligibility” with respect to this Award means a Participant attaining either: (A) age fifty five (55) and completing ten (10) Full Years of Continuous Service with the Employer; or (B) age sixty (60) and completing five (5) Full Years of Continuous Service with the Employer; and

(iii)    “Full Year” means a twelve-month period beginning on the date of the Participant's commencement of service for the Employer and each anniversary thereof.

The Participant's Continuous Service with the Employer shall be determined by the Committee in its sole discretion (subject to applicable requirements of Code Section 409A and the Treasury regulations and guidance issued thereunder (“Section 409A”), to the extent applicable).

(d)    Leave of Absence. Unless otherwise determined by the Committee or required under Section 409A, an authorized leave of absence pursuant to a written agreement or other leave entitling the Participant to re-employment in a comparable position by law or Rule shall not constitute a termination of employment for purposes of the Plan and shall not interrupt the Participant's Continuous Service with the Employer unless the Participant does not return at or before the end of the authorized leave or within the period for which re-employment is guaranteed by law or Rule.

(e)    Change in Control. If the successor or purchaser in the Change in Control has assumed the Company's obligations with respect to the Performance Share Units or provided a substitute award as contemplated by Section 22 of the Plan and, within 24 months following the occurrence of the Change in Control, the Participant's employment is terminated without Cause or the Participant terminates employment for Good Reason, the Participant shall become vested in the Participant's Target Number of Performance Share Units or if a substitute award has been provided, a number of units in the successor company (or a subsidiary or affiliate of such successor company, as applicable) that is equal in value to the Participant's Target Number of Performance Share Units as of the effective date of the Change in Control; provided that such Performance Share Units or substitute award units were not previously forfeited.

3.    Restrictive Covenants.

(a)    The Participant agrees that (i) during the period of employment with the Company, its Subsidiaries, and/or any other entity which is a Related Entity (and its successors) (“Constellation” for purpose of this Section) and (ii) during any period of continued vesting following Retirement in accordance with the terms of this Agreement, the Participant will not, without the written consent of the Company, seek or obtain a position with a Competitor (as defined below) in which the Participant will use or is likely to use any confidential information or trade secrets of Constellation, or in which the Participant has duties for such Competitor that involve Competitive Services (as defined below) and that are the same or similar to those services actually performed by the Participant for Constellation. The parties agree that the Participant may continue service on any boards of directors on which he or she is serving while employed by Constellation. If Participant's employment is terminated by the Participant for Good Reason or by Constellation for any reason other than Cause, then Constellation will not unreasonably withhold such consent provided Constellation receives information and assurances, satisfactory to Constellation, regarding the Participant's new position.

(b)    The Participant understands and agrees that the relationship between Constellation and each of their respective employees constitutes a valuable asset of Constellation and may not be converted to the Participant's own use. Accordingly, the Participant hereby agrees that (i) during the period of employment with Constellation and (ii) during any period of continued vesting following Retirement in accordance with the terms of this Agreement, the Participant shall not directly or indirectly, on his or her own behalf or on behalf of another person, solicit or induce any employee to terminate his or her employment relationship with Constellation or to enter into employment with another person. The foregoing shall not apply to employees who respond to solicitations of employment directed to the general public or who seek employment at their own initiative.

For the purposes of this Section, “Competitive Services” means the provision of goods or services that are competitive with any goods or services offered by Constellation including, but not limited to manufacturing, importing, exporting, distributing or selling cannabis, wine, beer, liquor or other alcoholic beverages in the United States, Canada, New Zealand, Italy and/or Mexico. The parties acknowledge that Constellation may from time to time during the term of this Agreement change or increase the line of goods or services it provides and its geographic markets, and the Participant agrees that this provision shall be deemed to be amended from time to time to include such different or additional goods, services, and geographic markets to the definition of “Competitive Services” for purposes of this Section. “Competitor” means any individual or any entity or enterprise engaged, wholly or in part, in Competitive Services.

(c)    The Participant agrees that, due to his or her position of trust and confidence, the restrictions contained in this Section are reasonable, and the equity compensation conferred on the Participant in this Agreement is adequate consideration, and, since the nature of Constellation's collective business is international in scope, the geographic restriction herein is reasonable.

(d)    The Participant acknowledges that a breach of this Section will cause irreparable injury and damage, which cannot be reasonably or adequately compensated by money damages. Accordingly, the Participant acknowledges that the remedies of injunction and specific performance shall be available in the event of such a breach, and the Company shall be entitled to money damages, costs and attorneys' fees, and other legal or equitable remedies, including an injunction pending trial, without the posting of bond or other security. Any period of restriction set forth in this Section shall be extended for a period of time equal to the duration of any breach or violation thereof.

(e)    In the event of the Participant's breach of this Section, in addition to the injunctive relief described above, all unvested Performance Share Units held by the Participant shall be immediately forfeited on the date which the Participant breaches this Section unless terminated sooner by operation of another term or condition of this Agreement or the Plan, and any gain realized by the Participant from the vesting of any Performance Share Units, following such breach, shall be paid by the Participant to the Company.

(f)    In the event that any provision of this Section is held to be in any respect an unreasonable restriction, then the court so holding may modify the terms thereof, including the period of time during which it operates or the geographic area to which it applies, or effect any other change to the extent necessary to render this Section enforceable, it being acknowledged by the parties that the representations and covenants set forth herein are of the essence of this Agreement. Notwithstanding anything in this Agreement to the contrary, the post-employment restrictive covenants described in this Section above will not apply to this Award to the extent required under California law or other applicable law, as determined by the Company.

(g)    Trade Secrets and Confidential Information. The Participant agrees that unless duly authorized in writing by the Company, the Participant will neither during his or her employment by Constellation nor at any time thereafter divulge or use in connection with any business activity other than that of Constellation any trade secrets or confidential information first acquired by the Participant during and by virtue of employment with Constellation. Notwithstanding the foregoing, nothing in this Agreement prohibits the Participant from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Securities and Exchange Commission, or making other disclosures that are protected under the whistleblower protections of federal law or regulation.

4.    Committee Discretion. The Committee, in its absolute discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Performance Share Units at any time; provided that, the time or schedule of any amount to be settled pursuant to the terms of this Agreement that provides for the deferral of compensation under Section 409A, may not be accelerated except as otherwise permitted under Section 409A. The Committee has complete and full discretionary authority to make all decisions and determinations under this Agreement, and all decisions and determinations by the Committee will be final and binding upon all persons, including, but not limited to, the Participant and his/her personal representatives, heirs and assigns.

5.    Death of Participant. Any distribution or delivery to be made to the Participant under this Agreement shall, if the Participant is then deceased, be made to the Participant's designated beneficiary, or if no beneficiary survives the Participant, the Participant does not designate any beneficiary or the Committee does not permit beneficiary designations, to the administrator or executor of the Participant's estate. Any designation of a beneficiary by the Participant shall be effective only if such designation is made in a form and manner acceptable to the Committee. Any such permitted transferee upon the Participant's death must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

6.    Code Section 409A. Notwithstanding any provision of this Agreement to the contrary, in the event that any delivery of Shares to the Participant is made upon, or as a result of the Participant's termination of employment (other than as a result of death), and the Participant is a “specified employee” (as that term is defined under Section 409A) at the time the Participant becomes entitled to delivery of such Shares, and provided further that the delivery of such Shares does not otherwise qualify for an applicable exemption from Section 409A, then no such delivery of such Shares shall be made to the Participant under this Agreement until the date that is the earlier to occur of: (i) the Participant's death, or (ii) six (6) months and one (1) day following the Participant's termination of employment (the “Delay Period”). For purposes of this Agreement, to the extent the Performance Share Units (or equivalent units received following a Change in Control) are subject to the provision of Section 409A, the terms “ceases to be employed”, “termination of employment” and variations thereof, as used in this Agreement, are intended to mean a termination of employment that constitutes a “separation from service” under Section 409A.

Performance Share Units are generally intended to be exempt from Section 409A as short-term deferrals and, accordingly, the terms of this Agreement shall be construed to preserve such exemption. To the extent that Performance Share Units granted under this Agreement are subject to the requirements of Section 409A, this Agreement shall be interpreted and administered in accordance with the intent that the Participant not be subject to tax under Section 409A. Neither the Company, any of its Subsidiaries nor any entity which is a Related Entity shall be liable to any Participant (or any other individual claiming a benefit through the Participant) for any tax, interest, or penalties the Participant might owe as a result of participation in the Plan, and the Company, its Subsidiaries nor any other entity which is a Related Entity shall have no obligation to indemnify or otherwise protect the Participant from the obligation to pay any taxes pursuant to Section 409A, unless otherwise specified.

7.    Settlement of Performance Share Units.

(a)    Status as a Creditor. Unless and until Performance Share Units have vested and become payable, the Participant will have no settlement right with respect to any Performance Share Units. Prior to settlement of any vested Performance Share Units, the vested Performance Share Units will represent an unfunded and unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. The Participant is an unsecured general creditor of the Company, and settlement of Performance Share Units is subject to the claims of the Company's creditors.

(b)    Form and Timing of Settlement. Performance Share Units will be settled in the form of Shares of Class A Stock. Fractional Shares will not be issued upon the vesting of Performance Share Units. In the event that a fractional Share is owed to the Participant, the Company may (1) round up the Shares that are payable to the Participant to the nearest whole number, or (2) pay a cash payment equivalent in place of such fractional Share. Upon issuance, Shares will be electronically transferred to an account in the Participant's name at the provider then administering the Plan as it relates to the Performance Share Units. The Shares to be issued upon settlement will be issued as soon as practicable to the Participant following the Service Vesting Date; provided that:

(i)    such Shares shall be paid during the PSU Payment Period (as set forth on the first page of this Agreement), but payment shall only be made after the Committee completes a written certification with respect to this Award;

(ii)    if the Participant dies or incurs a PSU Disability while employed by the Employer prior to the Service Vesting Date, the Participant's vested Performance Share Units shall be paid within thirty (30) days following the date of the Participant's death or PSU Disability; or

(iii)    if the Participant's employment is terminated within 24 months of a Change in Control which triggers accelerated vesting in accordance with the terms of this Agreement, the Participant shall receive payment within thirty (30) days following the date of the Participant's termination of employment.

(c)    Clawback. Notwithstanding any provision to the contrary, any “clawback” or “recoupment” policy required under applicable law or provided for under Company policy shall automatically apply to this Award.

8.    Dividend Equivalents. During the period beginning on the Grant Date and ending on the date that Shares are issued in settlement of vested Performance Share Units, the Participant will accrue dividend equivalents on the Performance Share Units equal to any cash dividend or cash distribution that would have been paid on the Performance Share Unit had that Performance Share Unit been an issued and outstanding Share of Class A Common Stock on the record date for the dividend or distribution. Such accrued dividend equivalents (i) will vest and become payable upon the same terms and at the same time of settlement as the Performance Share Unit to which they relate (and will be payable with respect to any Shares that are issued or that are withheld in order to satisfy Participant's Tax-Related Items), (ii) will be denominated and payable solely in cash and paid in such manner as the Company deems appropriate, and (iii) will not bear or accrue interest. Dividend equivalent payments, at settlement, will be net of applicable federal, state, local and foreign income and social insurance withholding taxes. Upon the forfeiture of the Performance Share Units, any accrued dividend equivalents attributable to such Performance Share Units will also be forfeited.

9.    Responsibility for Taxes & Withholding. Regardless of any action the Company, any of its Subsidiaries or any other entity which is a Related Entity takes with respect to any or all income tax, social insurance or social security, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant's participation in the Plan and legally applicable to the Participant (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains the Participant's responsibility and may exceed the amount actually withheld by the Company, any of its Subsidiaries or any other entity which is a Related Entity, if any. The Participant further acknowledges that the Company, any of its Subsidiaries or any other entity which is a Related Entity (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Performance Share Units, including, but not limited to, the grant, vesting or settlement of the Performance Share Units, the issuance of Shares upon settlement of the Performance Share Units, the subsequent sale of Shares acquired pursuant to such issuance and the receipt of any dividends and/or dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of any Award to reduce or eliminate Participant's liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant becomes subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable event, the Participant acknowledges that the Company, any of its Subsidiaries or any other entity which is a Related Entity may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

The Participant agrees as a condition of his or her participation in the Plan to make arrangements satisfactory to the Company, any of its Subsidiaries or any other entity which is a Related Entity (including the Employer) to satisfy all Tax-Related Items. In this regard, the Company, or their respective agents, will withhold Shares to be issued upon vesting/settlement of the Performance Share Units, unless the Company, or if different, the Employer, at their discretion, permit the obligations to be satisfied with regard to all Tax-Related Items by one or a combination of the following:

(a)    withholding from the Participant's wages/salary or other cash compensation paid to the Participant by the Company, or if different, the Employer; or

(b)    withholding from proceeds of the Shares acquired upon settlement of the Performance Share Units either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant's behalf pursuant to this authorization).

Notwithstanding the above, if the Participant is a Section 16 officer of the Company under the U.S. Securities and Exchange Act of 1934, as amended, then the Company will withhold in Shares upon the relevant taxable or tax withholding event, as applicable, unless the use of such withholding method is problematic under applicable tax or securities law or has materially adverse accounting consequences, in which case, the obligation for Tax-Related Items may be satisfied by one or a combination of methods (a) and (b) above.

Notwithstanding anything to the contrary in the Plan, the Participant shall not be entitled to satisfy any Tax-Related Item or withholding obligation that arises as a result of the Agreement by delivering to the Company any shares of capital stock of the Company. To avoid negative accounting treatment, the Company, any of its Subsidiaries or any other entity which is a Related Entity may withhold or account for Tax-Related Items by considering applicable statutory withholding amounts or other applicable withholding rates (but not in excess of the maximum amount permitted for tax withholding under applicable law). If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant is deemed to have been issued the full number of Shares attributable to the vested Performance Share Units, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Participant's participation in the Plan.

The Participant shall pay to the Company, or if different, the Employer, any amount of Tax-Related Items that the Company, or if different, the Employer, may be required to withhold or account for as a result of the Participant's participation in the Plan that will not for any reason be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if the Participant fails to comply with the Participant's obligations in connection with the Tax-Related Items.

By accepting this grant of Performance Share Units, the Participant expressly consents to the methods of withholding Tax-Related Items by the Company, or if different, the Employer as set forth herein, including the withholding of Shares and the withholding from the Participant's wages/salary or other amounts payable to the Participant. All other Tax-Related Items related to the Performance Share Units and any Shares delivered in satisfaction thereof are the Participant's sole responsibility.

10.    Transferability. The Participant shall have no right to sell, assign, transfer, pledge or otherwise encumber the Performance Share Units in any manner until the Shares are issued to the Participant upon settlement. Following settlement and issuance of Shares, in the event the Company permits the Participant to arrange for a sale of Shares through a broker or another designated agent of the Company, the Participant acknowledges and agrees that the Company may block any such sale and/or cancel any order to sell placed by the Participant, in each case if the Participant is not then permitted under the Company's insider trading policy to engage in transactions with respect to securities of the Company. If the Committee determines that the ability of the Participant to sell or transfer Shares is restricted, then the Company may notify the Participant in accordance with the terms this Agreement. The Participant may only sell such Shares in compliance with such notification by the Company.

11.    Rights as Stockholder. Neither the Participant nor any person claiming under or through the Participant shall have any of the rights or privileges of a stockholder of the Company in respect of any Performance Share Units (whether vested or unvested) or underlying Shares unless and until such Performance Share Units vest and the corresponding Shares are issued. After such issuance, the Participant shall have the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares, if any.

12.    Acknowledgments. The Participant acknowledges and agrees to the following:

(a)    The Plan is discretionary in nature and the Committee may amend, suspend, or terminate it at any time, to the extent permitted by the Plan.

(b)    The grant of the Performance Share Units is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Performance Share Units, or benefits in lieu of the Performance Share Units, even if the Performance Share Units have been granted in the past.

(c)    All determinations with respect to such future Performance Share Units, if any, including, but not limited to, the times when Performance Share Units shall be granted or when Performance Share Units shall vest, will be at the sole discretion of the Committee.

(d)    The Participant's participation in the Plan is voluntary.

(e)    The future value of the Shares is unknown, indeterminable and cannot be predicted with certainty.

(f)    No claim or entitlement to compensation or damages arises from the termination or forfeiture of the Award, termination of the Plan, or diminution in value of the Performance Share Units or Shares, or from the application of any clawback or recoupment policy adopted by the Company or imposed by applicable law, and the Participant irrevocably releases the Company, any of its Subsidiaries or any other entity which is a Related Entity from any such claim that may arise.

(g)    Neither the Plan nor the Performance Share Units shall be construed to create an employment relationship where any employment relationship did not otherwise already exist.

(h)    Nothing in this Agreement or the Plan shall confer upon the Participant any right to continue to be employed by the Employer or shall int7erfere with or restrict in any way the rights of the Employer, which are hereby expressly reserved, to terminate the employment of the Participant under applicable law.

(i)    The transfer of the employment of the Participant between the Company, any one of its Subsidiaries or any other entity which is a Related Entity (or between such entities) shall not be deemed a termination of service.

(j)    Nothing in this Agreement shall affect the Participant's right to participate in and receive benefits under and in accordance with the then current provisions of any pension, insurance or other employee welfare plan or program of the Employer.

(k)    The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant's participation in the Plan, or the Participant's acquisition or sale of the underlying Shares. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

(l)    The Plan is operated and the Performance Share Units are granted solely by the Company and only the Company is a party to this Agreement; accordingly, any rights the Participant may have under this Agreement may be raised only against the Company but not any Subsidiary or affiliate of the Company (including, but not limited to, the Employer).

(m)    No Subsidiary or affiliate of the Company (including, but not limited to, the Employer) has any obligation to make any payment of any kind to the Participant under this Agreement.

(n)    In addition, the following provisions apply if the Participant is providing services outside the United States:

(i)    The value of the Performance Share Units is an extraordinary item of compensation, which is outside the scope of the Participant's employment contract (if any), except as may otherwise be explicitly provided in the Participant's employment contract (if any).

(ii)    The Performance Share Units are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating termination, severance, resignation, redundancy, dismissal, end of service, or similar payments, or bonuses, long-service awards, holiday pay, pension or retirement benefits or welfare or similar payments.

(iii)    The Participant acknowledges and agrees that neither the Company, any Subsidiary nor any other entity which is a Related Entity shall be liable for any foreign exchange rate fluctuation between Participant's local currency and the United States Dollar that may affect the value of the Performance Share Units or of any amounts due to the Participant pursuant to the settlement of the Performance Share Units or the subsequent sale of any Shares acquired upon settlement.

(iv)    The Company reserves the right to impose other requirements on participation in the Plan, on the Performance Share Units and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local laws or other applicable Rule or facilitate the administration of the Plan, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

13.    Changes in Stock. In the event of a change in the capital stock of the Company as set forth in Section 16 of the Plan, the Performance Share Units shall be adjusted automatically consistent with such change to prevent substantial dilution or enlargement of the rights granted to, or available for, the Participant hereunder.

14.    Address for Notices. All notices to the Company shall be in writing and sent to the Company's General Counsel at the Company's corporate headquarters. Notices to the Participant shall be addressed to the Participant at the address as from time to time reflected in the Company's employment records as the Participant's address.

15.    Binding Agreement. Subject to the limitation on the transferability of this Award contained herein, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

16.    Plan Governs. This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan shall govern.

17.    Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, United States of America, regardless of the law that might be applied under principles of conflict of laws.

18.    Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

19.    Severability. In the event that any provision in this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.

20.    Modifications to this Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. The Participant expressly warrants that he or she is not executing this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement can be made only in an express written contract executed by a duly authorized officer of the Company.

21.    Amendment, Suspension or Termination of the Plan. By accepting this Award, the Participant expressly warrants that he or she has received a right to an equity based award under the Plan, and has received, read, and understood a description of the Plan. The Participant understands that the

Plan is discretionary in nature and may be modified, suspended, or terminated by the Company at any time.

22.    Compliance with Laws and Regulations; General Restrictions on Delivery of Shares. The Participant understands that the vesting of the Performance Share Units under the Plan and the issuance, transfer, assignment, sale, or other dealings of the Shares shall be subject to compliance by the Company, any of its Subsidiaries or any other entity which is a Related Entity and the Participant with all applicable requirements under the laws and Rules of the country of which the Participant is a resident and/or employed. Furthermore, the Participant agrees that he or she will not acquire Shares pursuant to the Plan except in compliance with the laws and Rules of the country of which the Participant is a resident and/or employed.

The Company shall not be required to transfer or deliver any Shares, dividends, dividend equivalents or distributions relating to such Shares until it has been furnished with such opinions, representations or other documents as it may deem necessary or desirable, in its discretion, to ensure compliance with any law or Rules of the Securities and Exchange Commission or any other governmental authority having jurisdiction under the Plan or over the Company, the Participant, or the Shares or any interests therein. The Award of Performance Share Units evidenced by this Agreement is also subject to the condition that, if at any time the Committee administering the Plan shall determine, in its discretion, that the listing, registration or qualification of the Shares (or any capital stock distributed with respect thereto) upon the New York Stock Exchange (or any other securities exchange or trading market) or under any United States state or federal law or other applicable Rule, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of the Performance Share Units evidenced by this Agreement or the issuance, transfer or delivery of the Shares (or the payment of any dividends, dividend equivalents or other distributions related to the Shares), the Company shall not be required to transfer or deliver any Shares, dividends, dividend equivalents or distributions relating to such Shares unless such listing, registration, qualification, consent or approval shall have been effected or obtained to the complete satisfaction of the Committee and free of any conditions not acceptable to the Committee.

23.    Authorization to Release and Transfer Necessary Personal Information. The Participant hereby explicitly and unambiguously consents to the collection, use, processing, and transfer, in electronic or other form, of his or her personal data by and among, as applicable, the Company, any of its Subsidiaries or any other entity which is a Related Entity for the exclusive purpose of implementing, administering and managing the Participant's participation in the Plan. The Participant understands that the Company, any of its Subsidiaries or any other entity which is a Related Entity may hold certain personal information about the Participant including, but not limited to, the Participant's name, home address, email address and telephone number, date of birth, social security number (or any other social or national identification number), salary, nationality, job title, number of Performance Share Units and/or Shares held and the details of all Performance Share Units or any other entitlement to Shares awarded, cancelled, vested, unvested or outstanding for the purpose of implementing, administering and managing the Participant's participation in the Plan (the “Data”). The Participant understands that the Data may be transferred to the Company, any of its Subsidiaries or any other entity which is a Related Entity, or to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Participant's country or elsewhere, and that any recipient's country (e.g., the United States) may have different data privacy laws and protections than the Participant's country. The Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting the Company's Global Privacy Lead at privacy@cbrands.com. The Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan, including any requisite transfer of such Data to a broker or other third party assisting with the administration of Performance Share Units under the Plan or with whom Shares acquired pursuant to the vesting of the Performance Share Units or cash from the sale of such Shares may be deposited. Furthermore, the Participant acknowledges and understands that the transfer of the Data to the Company, any of its Subsidiaries or any other entity which is a Related Entity or to any third parties is necessary for his or her participation in the Plan. The Participant understands that the Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan. The Participant understands that he or she may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein by contacting the Company's Global Privacy Lead at privacy@cbrands.com. The Participant further acknowledges that withdrawal of consent may affect his or her ability to vest in or realize benefits from the Performance Share Units, and his or her ability to participate in the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, the Participant understands that he or she may contact the Company's Global Privacy Lead at privacy@cbrands.com.

Finally, upon request of the Employer, the Participant agrees to provide an executed data privacy consent form (or any other agreements or consents that may be required by the Employer) to the Employer that the Employer may deem necessary to obtain from the Participant for the purpose of administering the Participant's participation in the Plan in compliance with the data privacy laws in the Participant's country, either now or in the future. The Participant understands and agrees that the Participant will not be able to participate in the Plan if the Participant fails to provide any such consent or agreement requested by the Employer.

24.    Electronic Delivery and Execution. The Participant hereby consents and agrees to electronic delivery of any documents that the Company may elect to deliver (including, but not limited to, plan documents, prospectus and prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other Award made or offered under the Plan. The Participant understands that, unless revoked by the Participant by giving written notice to the Company pursuant to the Plan, this consent will be effective for the duration of this Agreement. The Participant also understands that he or she will have the right at any time to request that the Company deliver written copies of any and all materials referred to above. The Participant hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may elect to deliver, and agrees that his or her electronic signature is the same as, and will have the same force and effect as, his or her manual signature. The Participant consents and agrees that any such procedures and delivery may be affected by a third party engaged by the Company to provide administrative services related to the Plan.

25.    English Language. If the Participant is employed in a country where English is not an official language, the Participant acknowledges that the Participant is sufficiently proficient in English to understand the terms and conditions of this Agreement or have had the ability to consult with an advisor who is sufficiently proficient in the English language. The Participant further acknowledges and agrees that it is the Participant's express intent that this Agreement, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Plan be drawn up in English. If the Participant receives this Agreement, the Plan or any other documents related to the Plan translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

26.    Appendix. Notwithstanding any provision of the Agreement to the contrary, this Performance Share Unit Award and the Shares acquired under the Plan shall be subject to any and all additional or different terms and provisions as set forth in the Appendix, if any, for the Participant's country of residence (and country of employment, if different). Further, if the Participant transfers his or her residence and/or employment to another country reflected in the Appendix to this Agreement, the additional or different terms and conditions for such country will apply to the Participant to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws or rules to facilitate the operation and administration of the Performance Share Units and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Participant's transfer). Any applicable Appendix shall constitute part of this Agreement.

APPENDIX

In addition to the terms and conditions of the Constellation Brands, Inc. Long-Term Stock Incentive Plan, as Amended and Restated as of July 18, 2017 (the “Plan”) and the Agreement, the Participant's grant of Performance Share Units is subject to the following additional terms and conditions as set forth in this appendix (the “Appendix”). All defined terms as contained in this Appendix shall have the same meaning as set forth in the Plan and the Agreement.

CANADA
_______________________________________________________________________

Resale Restriction. The Participant is permitted to sell the Shares acquired upon vesting through the designated broker appointed under the Plan, provided the resale of Shares acquired under the Plan takes place outside of Canada through the facilities of the stock exchange on which the shares are listed. The Shares are currently listed on the New York Stock Exchange.

Labor Law Information. For all purposes of this Agreement, and except as expressly required by applicable legislation, the Participant’s employment or service relationship will terminate as of the earlier of: (1) the date upon which the Participant’s employment with the Employer is terminated and (2) the date that the Participant receives written notice of termination of employment from the Employer, regardless of any period during which notice, pay in lieu of such notice or related payments or damages are required to be provided under local law (including, but not limited to statutory law, regulatory law and/or common law). For greater certainty, the Participant will not earn or be entitled to any pro-rated vesting for that portion of time before the date on which the Participant’s right to vest terminates, nor will the Participant be entitled to any compensation for lost vesting.

Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued entitlement to vesting during a statutory notice period, the Participant’s right to vest in the Performance Share Units under the Plan, if any, will terminate effective as of the last day of the Participant’s minimum statutory notice period, but the Participant will not earn or be entitled to pro-rated vesting if the vesting date falls after the end of the Participant’s statutory notice period, nor will the Participant be entitled to any compensation for lost vesting.

The following provisions apply to Participants in Quebec:

French Language Documents. A French translation of the Plan and the Agreement will be made available to the Participant as soon as reasonably practicable. The Participant understands that, from time to time, additional information related to the offering of the Plan might be provided in English and such information may not be immediately available in French. Notwithstanding anything to the contrary in the Agreement, and unless the Participant indicates otherwise, the French translation of the Plan and the Agreement will govern the Participant’s Performance Share Unit and the Participant’s participation in the Plan.

Documents en français. Une traduction en français du Plan et du Contrat sera mise à la disposition du Participant dès que raisonnablement possible. Le Participant comprend que, de temps à autre, des informations supplémentaires liées à l'offre du Plan peuvent être fournies en anglais et que ces informations peuvent ne pas être immédiatement disponibles en français. Nonobstant toute disposition contraire dans le Contrat, et à sauf indication contraire de la part du Participant, la traduction française du Plan et du Contrat régira le Droit sur des Actions lié à la Performance et la participation au Plan du Participant.

Data Privacy. The Participant hereby authorizes the Company and the Company’s representatives to discuss and obtain all relevant information regarding the Performance Share Unit and the Participant's participation in the Plan from all personnel, professional or non-professional, involved with the administration of the Plan. The Participant further authorizes the Company, the Company's subsidiaries and affiliates, the administrator of the Plan and any third party brokers/administrators that are assisting the Company with the operation and administration of the Plan to disclose and discuss the Plan and the Participant's participation in the Plan with their advisors. The Participant further authorizes the Company and the Company's subsidiaries and affiliates to record information regarding the Performance Share Unit and the Participant's participation in the Plan and to keep such information in the Participant's file. The Participant acknowledges and agree that the Participant's personal information, including any sensitive personal information, may be transferred or disclosed outside the province of Quebec, including to the U.S. If applicable, the Participant also acknowledges and authorizes the Company, the Company's subsidiaries and affiliates, the administrator of the Plan and any third party brokers/administrators that are assisting the Company with the operation and administration of the Plan to use technology for profiling purposes and to make automated decisions that may have an impact on the Participant or the administration of the Plan.
ITALY
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Plan Document Acknowledgment. By accepting the Performance Share Unit, the Participant acknowledges that he or she has received a copy of, and has reviewed the Plan and the Agreement, including this Appendix, in their entirety and fully understands and accepts all provisions of the Plan and the Agreement, including this Appendix.

The Participant further acknowledges that the Participant has read and specifically and expressly agrees to the following provisions of the Agreement: (Section 7) Settlement of Performance Share Units; (Section 9) Responsibility for Taxes & Withholding; (Section 12) Acknowledgments; (Section 17) Governing Law; (Section 22) Compliance with Laws and Regulations; General Restrictions on Delivery of Shares; (Section 23) Authorization to Release and Transfer Necessary Personal Information; (Section 24) Electronic Delivery and Execution; (Section 25) English Language; and (Section 26) Appendix.

Exchange Control Information. If the Participant holds investments abroad or foreign financial assets (e.g., cash, shares of stock, performance share units) that may generate income taxable in Italy, the Participant is required to report them on the Participant's annual tax returns (UNICO Form, RW Schedule) or on a special form if no tax return is due, irrespective of their value. The same reporting duties apply to the Participant if the Participant is a beneficial owner of the investments, even if the Participant does not directly hold investments abroad or foreign assets.

Data Privacy. This provision supplements Section 23 of the Agreement:

Notwithstanding Section 23, the Company hereby notifies the Participant that the collection, use, processing and transfer in electronic or other form of the Participant's Data in relation to the Company's award of the Performance Share Units shall be made in accordance with the Ruffino S.r.l., Employee Data Protection Notice, as updated from time to time.

MEXICO
_________________________________________________________________________

Use of English Language. The parties acknowledge that it is their express wish that the present agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English. As a convenience, the award agreement and other documents have been translated into Spanish. If the meaning of the translated version of any document or text is different than the English version, the English version will control. Uso del idioma inglés. Las partes señalan que es su expreso deseo que el presente acuerdo, así como todos los documentos, comunicaciones y procedimientos judiciales en los que entren a ser parte, otorgados o instituidos a este respecto, o relacionados directa o indirectamente con el mismo, se redacten en inglés. Para su comodidad, el acuerdo de adjudicación y otros documentos han sido traducidos al español. Si el significado de la versión traducida de cualquier documento o texto no fuera el mismo que el de la versión inglesa, prevalecerá el significado de la versión inglesa.

Labor Law Acknowledgement and Policy Statement. By accepting the Performance Share Units, the Participant acknowledges that Constellation Brands, Inc., with registered offices at 50 East Broad Street, Rochester, New York 14614, United States of America, is solely responsible for the administration of the Plan. The Participant further acknowledges his or her participation in the Plan, the grant of Performance Share Units and any acquisition of Shares under the Plan do not constitute an employment relationship between the Participant and the Company because the Participant is participating in the Plan on a wholly commercial basis and the Participant’s sole employer is a Mexican legal entity (“Constellation-Mexico”). Based on the foregoing, the Participant expressly acknowledges that the Plan and the benefits that he or she may derive from participation in the Plan do not establish any rights between the Participant and his or her Employer, Constellation-Mexico, and do not form part of the employment conditions and/or benefits provided by Constellation-Mexico, and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of the Participant’s employment.

The Participant further understands that his or her participation in the Plan is the result of a unilateral and discretionary decision of the Company, therefore, the Company reserves the absolute right to amend and/or discontinue the Participant’s participation in the Plan at any time, without any liability to the Participant.

Finally, the Participant hereby declares that he or she does not reserve to himself/herself any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and that the Participant therefore grants a full and broad release to the Company, its Subsidiaries, branches, representation offices, shareholders, officers, agents and legal representatives, with respect to any claim that may arise.

Securities Law Information. The Performance Share Units granted, and any Shares acquired, under the Plan have not been registered with the National Register of Securities maintained by the Mexican National Banking and Securities Commission and cannot be offered or sold publicly in Mexico. In addition, the Plan, the Agreement and any other document relating to the Performance Share Units may not be publicly distributed in Mexico. These materials are addressed to the Participant because of the Participant's existing relationship with the Company and any subsidiary or affiliate, and these materials should not be reproduced or copied in any form. The offer contained in these materials does not constitute a public offering of securities but rather constitutes a private placement of securities addressed specifically to individuals who are present employees of Constellation-Mexico made in accordance with the provisions of the Mexican Securities Market Law, and any rights under such offering shall not be assigned or transferred.

NEW ZEALAND
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Securities Law Notice.

WARNING

This is an offer of Performance Share Units which, upon vesting and settlement in accordance with its terms, will be converted into Shares.  Shares give the Participant a stake in the ownership of Constellation Brands.  The Participant may receive a return if dividends are paid.

If the Company runs into financial difficulties and is wound up, the Participant will be paid only after all creditors and holders of preference shares have been paid.  The Participant may lose some or all of his or her investment.

New Zealand law normally requires people who offer financial products to give information to investors before they invest.  This information is designed to help investors make informed decisions.

The usual rules do not apply to this offer because it is made under an employee share scheme.  As a result, the Participant may not be given all the information usually required.  The Participant will also have fewer other legal protections for this investment.

Ask questions, read all documents carefully, and seek independent financial advice before committing yourself.

The Shares are quoted on the New York Stock Exchange.  This means that if the Participant acquires Shares under the Plan, the Participant may be able to sell them on the New York Stock Exchange if there are interested buyers.  The price will depend on the demand for the Shares.

The Participant is entitled to receive, free of charge, a copy of Constellation Brands' latest annual report, financial statements and auditor's report if the Participant makes a request to the local Human Resources Department at Constellation Brands New Zealand's headquarters, 6/46 Maki Street, Westgate, Auckland 0814, New Zealand. The annual report and financial statements may be obtained from Constellation Brands' website at www.cbrands.com.